G. BRAD BECKSTEAD
---------------------------
Certified Public Accountant

                                                330 E. Warm Springs
                                                Las Vegas, NV 89119
                                                702.528.1984
                                                425.928.2877efax

August 16, 2000

To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of August 16, 2000, on the Financial Statements of Boppers Holdings, Inc. for the six months ending June 30, 2000, for the year ending December 31, 1999, and for the period July 15, 1997 (Inception) to June 30, 2000, in any filings that are necessary now, or in the near future, to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead
----------------------
G. Brad Beckstead, CPA
Nevada License #2701


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